EXHIBIT 10.7(g)(v)
THE SCOTTS MIRACLE-GRO COMPANY
AMENDED AND RESTATED
2006 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT FOR EMPLOYEES
RESTRICTED STOCK GRANTED
TO MARK R. BAKER ON OCTOBER 1, 2008
The Scotts Miracle-Gro Company (“Company”) believes that its business interests are best served by ensuring that you have an opportunity to share in the Company’s business success. To this end, the Company adopted The Scotts Miracle-Gro Company Amended and Restated 2006 Long-Term Incentive Plan (“Plan”) through which key employees, like you, may acquire (or share in the appreciation of) common shares, without par value, of the Company (“Shares”). Capitalized terms that are not defined in this Award Agreement have the same meanings as in the Plan.
This Award Agreement describes the type of Award that you have been granted and the terms and conditions of your Award. To ensure you fully understand these terms and conditions, you should:
- Read the Plan and this Award Agreement carefully; and
- Contact [Title] at [Telephone Number] if you have any questions about your Award. Or, you may send a written inquiry to the address shown below:
The Scotts Miracle-Gro Company
Attention: [Title]
14111 Scottslawn Road
Marysville, Ohio 43041
Also, no later than October 31, 2008, you must return a signed copy of this Award Agreement to:
[Third Party Administrator]
Attention: [TPA Contact’s Name]
[TPA Contact’s Address]
[TPA Telephone Number]
The Company intends that this Award not be considered to provide for “deferred compensation” under Section 409A of the Code and that this Award Agreement be so administered and construed. You agree that the Company may modify this Award Agreement, without any further consideration, to fulfill this intent, even if those modifications change the terms of your Award and reduce its value or potential value.

1. DESCRIPTION OF YOUR RESTRICTED STOCK
You have been granted 36,000 Shares of Restricted Stock, subject to the terms and conditions of the Plan and this Award Agreement. Until the Period of Restriction (as described below) lapses, your Restricted Stock will be subject to a risk of forfeiture and you may not sell or transfer your Shares of Restricted Stock. Your Restricted Stock will be held in escrow until it is distributed or forfeited, as described below.
2. PERIOD OF RESTRICTION
Subject to the terms of the Plan and this Award Agreement (including Section 3), the restrictions imposed on your Restricted Stock normally will lapse and the Restricted Stock will vest with respect to:
     (a) 12,000 Shares if you are actively employed by the Company or any Subsidiary or Affiliate on September 30, 2009;
     (b) 12,000 Shares if you are actively employed by the Company or any Subsidiary or Affiliate on September 30, 2010; and
     (c) 12,000 Shares if you are actively employed by the Company or any Subsidiary or Affiliate on September 30, 2011.
If all applicable terms and conditions have been satisfied, your Restricted Stock will be released from escrow and distributed to you as soon as administratively practicable, but no later than 60 days, after the applicable vesting date (as described above).
3. GENERAL TERMS AND CONDITIONS
     (a) YOU MAY FORFEIT YOUR RESTRICTED STOCK IF YOU TERMINATE. Normally, your Restricted Stock will be settled on the applicable vesting date described in Section 2 of this Award Agreement. However, all or a portion of the Shares of Restricted Stock may be forfeited if you Terminate before September 30, 2011. For purposes of this Award Agreement, “Terminate” (or any form thereof) means cessation of the employee-employer relationship between you and the Company and all Affiliates and Subsidiaries for any reason.
     (i) If you die or Terminate due to your Disability (as defined in the Employment Agreement, effective as of October 1, 2008, by and between you and The Scotts Company LLC (the “Employment Agreement”)) before September 30, 2011, the restrictions imposed on your unvested Shares of Restricted Stock will lapse immediately and such Shares of Restricted Stock will be settled as soon as administratively practicable, but no later than 60 days, after your death or your date of Termination, as applicable; or
     (ii) If your employment is Terminated without Cause (as defined in the Employment Agreement) or by you for Good Reason (as defined in the Employment Agreement), in each case, before September 30, 2011, the restrictions imposed on your unvested Shares of Restricted Stock will lapse immediately and such Shares of Restricted Stock will be settled as soon as administratively practicable, but no later than 60 days, after your date of Termination; or
     (iii) If your employment Terminates for any reason not described in subsection (i) or (ii) of this Section 3.3(a) before September 30, 2011, your unvested Shares of Restricted Stock will be forfeited.
     (b) YOU MAY FORFEIT YOUR RESTRICTED STOCK IF YOU ENGAGE IN CONDUCT THAT IS HARMFUL TO THE COMPANY (OR ANY AFFILIATE OR SUBSIDIARY). You will forfeit any outstanding Restricted Stock and must return to the Company all Shares and other amounts you have received through the Plan if, without the Company’s written consent, you do any of the following within 180 days before and 730 days after you Terminate:
     (i) You serve (or agree to serve) as an officer, director, consultant, manager or employee of any proprietorship, partnership, corporation or other entity or become the owner of a business or a member of a partnership, limited liability company or other entity that competes with any portion of the Company’s (or any Affiliate’s or Subsidiary’s) business with which you have been involved any time within five years before your Termination or render any service (including, without limitation, advertising or business consulting) to entities that compete with any portion of the Company’s (or any Affiliate’s or Subsidiary’s) business with which you have been involved any time within five years before your Termination;
     (ii) You refuse or fail to consult with, supply information to or otherwise cooperate with the Company or any Affiliate or Subsidiary after having been requested to do so;
     (iii) You deliberately engage in any action that the Company concludes has caused substantial harm to the interests of the Company or any Affiliate or Subsidiary;
     (iv) On your own behalf or on behalf of any other person, partnership, association, corporation, limited liability company or other entity, you solicit or in any manner attempt to influence or induce any employee of the Company or any Affiliate or Subsidiary to leave the Company’s or any Affiliate’s or Subsidiary’s employment or use or disclose to any person, partnership, association, corporation, limited liability company or other entity any information obtained while an employee of the Company or any Affiliate or Subsidiary concerning the names and addresses of the Company’s or any Affiliate’s or Subsidiary’s employees;
     (v) You disclose confidential and proprietary information relating to the Company’s or any Affiliate’s or Subsidiary’s business affairs (“Trade Secrets”), including technical information, product information and formulae, processes, business and marketing plans, strategies, customer information and other information concerning the Company’s or any Affiliate’s or Subsidiary’s products, promotions, development, financing, expansion plans, business policies and practices, salaries and benefits and other forms of information considered by the Company or any Affiliate or Subsidiary to be proprietary and confidential and in the nature of Trade Secrets;
     (vi) You fail to return all property (other than personal property), including keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, formulae or any other tangible property or document and any and all copies, duplicates or reproductions that you have produced or received or have otherwise been submitted to you in the course of your employment with the Company or any Affiliate or Subsidiary; or
     (vii) You engaged in conduct that the Committee reasonably concludes would have given rise to a Termination for Cause had it been discovered before you Terminated.
     (c) CHANGE IN CONTROL. Normally, your Restricted Stock will vest only under the circumstances described in Sections 2, 3.3(a)(i) and 3.3(a)(ii) of this Award Agreement. However, if there is a Change in Control, your Restricted Stock will vest as described in Section 17.1(c) of the Plan. The parties agree that the Committee shall not consider or apply the terms and conditions set forth in Section 17.2 of the Plan to your Restricted Stock.
     (d) AMENDMENT AND TERMINATION. Subject to the terms of the Plan, the Company may amend or terminate this Award Agreement or the Plan at any time.
     (e) RIGHTS BEFORE YOUR RESTRICTED STOCK VESTS. During the Period of Restriction (even though your Restricted Stock is held in escrow until it is settled or forfeited):
     (i) You may exercise any voting rights associated with the Shares of Restricted Stock while it is held in escrow.
     (ii) You will be entitled to receive any dividends paid with respect to the Shares of Restricted Stock, although these dividends will be held in escrow and subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid under this Award Agreement. A reasonable rate of interest, as determined by the Committee in its sole discretion, will be credited to you and held in escrow during the Period of Restriction with respect to any such cash dividends that are declared and paid during the period beginning on October 1, 2008 and ending on the applicable vesting date of the Shares of Restricted Stock with respect to which they were paid under this Award Agreement. At the end of the Period of Restriction, any such dividends and interest thereon will be distributed to you in accordance with Section 2 or 3 of this Award Agreement, as applicable, or forfeited, depending on whether or not you have met the conditions described in this Award Agreement and the Plan.
     (f) BENEFICIARY DESIGNATION. You may name a beneficiary or beneficiaries to receive any Restricted Stock that is vested before you die but settled after you die. This may be done only on the attached Beneficiary Designation Form and by following the rules described in that Form. The Beneficiary Designation Form does not need to be completed now and is not required as a condition of receiving your Award. However, if you die without completing a Beneficiary Designation Form or if you do not complete that Form correctly, your beneficiary will be your surviving spouse or, if you do not have a surviving spouse, your estate.
     (g) TRANSFERRING YOUR RESTRICTED STOCK. Normally your Restricted Stock may not be transferred to another person. However, as described in Section 3(f), you may complete a Beneficiary Designation Form to name the person to receive any Restricted Stock that is vested before you die but settled after you die. Also, the Committee may allow you to place your Restricted Stock into a trust established for your benefit or the benefit of your family. Contact [Third Party Administrator] at [TPA Telephone Number] or at the address given above if you are interested in doing this.
     (h) GOVERNING LAW. This Award Agreement shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.
     (i) OTHER AGREEMENTS. Your Restricted Stock will be subject to the terms of any other written agreements between you and the Company or any Affiliate or Subsidiary to the extent that those other agreements do not directly conflict with the terms of the Plan or this Award Agreement.
     (j) ADJUSTMENTS TO YOUR RESTRICTED STOCK. Subject to the terms of the Plan, your Restricted Stock will be adjusted, if appropriate, to reflect any change to the Company’s capital structure (e.g., the number of Shares underlying your Restricted Stock will be adjusted to reflect a stock split).
     (k) OTHER RULES. Your Restricted Stock is subject to more rules described in the Plan. You should read the Plan carefully to ensure you fully understand all the terms and conditions of the grant of Restricted Stock under this Award Agreement.
4. YOUR ACKNOWLEDGMENT OF AWARD CONDITIONS
By signing below, you acknowledge and agree that:
     (a) A copy of the Plan has been made available to you;
     (b) You understand and accept the terms and conditions of your Award;
     (c) You will consent (on your own behalf and on behalf of your beneficiaries and transferees and without any further consideration) to any necessary change to your Award or this Award Agreement to comply with any law and to avoid paying penalties under Section 409A of the Code, even if those changes affect the terms of your Award and reduce its value or potential value; and
     (d) You must return a signed copy of this Award Agreement to the address given above by October 31, 2008.

Mark R. Baker	THE SCOTTS MIRACLE-GRO COMPANY

By: /s/ Mark R. Baker	By: /s/ Denise S. Stump

Date signed: 10/30/08	[Name of Company Representative]
[Title of Company Representative]
Date signed: 10/20/08